Exhibit 99

FOR IMMEDIATE RELEASE

September 18, 2024

General Mills Reports Fiscal 2025 First-quarter Results

•	Net sales of $4.8 billion were down 1 percent; organic net sales also declined 1 percent

•	Operating profit of $832 million was down 11 percent; adjusted operating profit of $865 million was down 4 percent in constant currency

•	Diluted earnings per share (EPS) of $1.03 was down 10 percent; adjusted diluted EPS of $1.07 was down 2 percent in constant currency

•	Company reaffirms full-year fiscal 2025 outlook

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (September 18, 2024) – General Mills, Inc. (NYSE: GIS) today reported results for the first quarter ended August 25, 2024.

“Our top priority in fiscal 2025 is to accelerate our organic net sales growth, and we made expected progress on that goal in the first quarter along multiple fronts, with more work still ahead,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “We strengthened our core by delivering more remarkable experiences to consumers, which translated into improved volume, net sales, and market share trends versus the previous quarter. And we took another significant step to reshape our portfolio for stronger growth and profitability by announcing the proposed sale of our North American Yogurt business to Lactalis and Sodiaal.

“Looking ahead, we’ll continue to work to improve our competitiveness and get back to leading growth in our categories. We’ll do that by delivering for our consumers with superior product news and innovation, supported with increased levels of investment that we’ll fuel with strong Holistic Margin Management cost savings. With those strong plans and having delivered expected improvement in Q1, we are reaffirming our full-year outlook for fiscal 2025.”

Guided by its purpose to make food the world loves, General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

First Quarter Results Summary

•

Net sales decreased 1 percent to $4.8 billion, driven by unfavorable net price realization and mix. Organic net sales were also down 1 percent, driven by unfavorable organic net price realization and mix. Organic pound volume was flat in the quarter.

•

Gross margin was down 130 basis points to 34.8 percent of net sales, driven primarily by input cost inflation, unfavorable mark-to-market effects, and unfavorable net price realization and mix, partially offset by Holistic Margin Management (HMM) cost savings. Adjusted gross margin of 35.4 percent of net sales essentially matched year-ago results, with benefits from HMM cost savings offset by input cost inflation and unfavorable net price realization and mix.

•

Operating profit of $832 million was down 11 percent, driven primarily by lower gross profit dollars and higher selling, general, and administrative (SG&A) expenses, including increased media investment. Operating profit margin of 17.2 percent was down 180 basis points. Adjusted operating profit of $865 million was down 4 percent in constant currency, driven by higher adjusted SG&A expenses, including higher media investment, and lower adjusted gross profit dollars. Adjusted operating profit margin was down 50 basis points to 17.8 percent.

•

Net earnings attributable to General Mills of $580 million were down 14 percent and diluted EPS was down 10 percent to $1.03, driven primarily by lower operating profit, higher net interest expense, and a higher effective tax rate, partially offset by lower net shares outstanding. Adjusted diluted EPS of $1.07 was down 2 percent in constant currency, driven primarily by lower adjusted operating profit, higher net interest expense, and a higher adjusted effective tax rate, partially offset by lower net shares outstanding.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2025 Reported Net Sales Growth
First Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(3) pts	1 pt	—	(2)%
North America Pet	3 pts	(3) pts	—	(1)%
North America Foodservice	—	—	—	Flat
International	8 pts	(6) pts	(2) pts	Flat

Total	—	(1) pt	—	(1)%

Components of Fiscal 2025 Organic Net Sales Growth
First Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(3) pts	1 pt	(2)%	—	—	(2)%
North America Pet	3 pts	(3) pts	(1)%	—	—	(1)%
North America Foodservice	—	—	Flat	—	—	Flat
International	6 pts	(7) pts	(1)%	(2) pts	3 pts	Flat

Total	—	(1) pt	(1)%	—	—	(1)%

Fiscal 2025 Segment Operating Profit Growth
First Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(7)%	(6)%
North America Pet	7%	7%
North America Foodservice	21%	21%
International	(58)%	(64)%

Total	(6)%	(6)%

Notes on Comparability

The acquisition of the Edgard & Cooper pet food business in the fourth quarter of fiscal 2024 impacted the comparability of first-quarter International segment operating results between fiscal 2024 and fiscal 2025.

North America Retail Segment

First-quarter net sales for General Mills’ North America Retail segment were down 2 percent to $3.0 billion, driven by lower pound volume, partially offset by favorable net price realization and mix. Organic net sales were also down 2 percent. Net sales were down mid-single digits for the U.S. Snacks operating unit and down low-single digits for U.S. Morning Foods. Constant-currency net sales for Canada were up mid-single digits and net sales were flat for U.S. Meals & Baking Solutions. Segment operating profit of $746 million was down 7 percent as reported and down 6 percent in constant currency, driven by higher input costs and lower volume, partially offset by favorable net price realization and mix.

North America Pet Segment

Beginning in fiscal 2025, General Mills has renamed the former Pet segment to North America Pet, to reflect the fact that pet food results outside North America are captured in its International segment. This name change had no impact on prior-year operating segment results.

First-quarter net sales for the North America Pet segment were down 1 percent to $576 million, driven by unfavorable net price realization and mix, partially offset by higher pound volume. Organic net sales were also down 1 percent. Net sales were down mid-single digits for pet treats, down low-single digits for wet pet food, and roughly flat for dry pet food. Segment operating profit of $119 million was up 7 percent, driven primarily by HMM cost savings, lower other supply chain costs, and higher volume, partially offset by unfavorable net price realization and mix, input cost inflation, and a double-digit increase in media investment.

North America Foodservice Segment

First-quarter net sales for the North America Foodservice segment of $536 million essentially matched year-ago results. Organic net sales were flat, with growth on breads, snacks, biscuits, and baking mixes offset by declines on bakery flour and pizza crust. Segment operating profit increased 21 percent to $72 million, driven by lower other supply chain costs and HMM cost savings, partially offset by input cost inflation.

International Segment

First-quarter net sales for the International segment of $717 million essentially matched year-ago results, with higher pound volume, including the impact of the Edgard & Cooper acquisition, offset by unfavorable net price realization and mix and a 2-point headwind from foreign currency exchange. Organic net sales were down 1 percent, driven primarily by declines in China, partially offset by growth in Europe & Australia and distributor markets. Segment operating profit declined to $21 million from $50 million a year ago, driven primarily by input cost inflation, unfavorable net price realization and mix, and higher SG&A expenses, partially offset by HMM cost savings, lower other supply chain costs, and higher volume. The company anticipates reduced headwinds from input cost inflation in International in the remainder of the year, which is expected to translate into improved operating profit performance.

Joint Venture Summary

First-quarter constant-currency net sales increased 1 percent for Cereal Partners Worldwide (CPW) and were flat for Häagen-Dazs Japan (HDJ). Combined after-tax earnings from joint ventures were down 18 percent to $19 million, driven by favorable discrete tax items a year ago, higher SG&A expenses, and lower volume at CPW, partially offset by favorable net price realization and mix at CPW and lower SG&A expenses at HDJ.

Other Income Statement Items

First-quarter unallocated corporate items totaled $124 million net expense in fiscal 2025 compared to $87 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $92 million net expense this year compared to $119 million net expense last year.

Net interest expense totaled $124 million in the first quarter compared to $117 million a year ago, driven primarily by higher average long-term debt levels. The effective tax rate in the quarter was 21.8 percent compared to 20.9 percent last year (please see Note 6 below for more information on our effective tax rate). The first-quarter adjusted effective tax rate was 21.9 percent compared to 21.1 percent a year ago, driven primarily by certain non-recurring discrete tax benefits in fiscal 2024, partially offset by favorable earnings mix by jurisdiction in fiscal 2025.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $624 million in the first quarter compared to $378 million a year ago, driven primarily by a favorable change in accounts payable. Capital investments totaled $140 million compared to $142 million a year ago. Dividends paid totaled $338 million. General Mills repurchased approximately 4.5 million shares of common stock in the first quarter for a total of $300 million compared to $500 million in share repurchases a year ago. Average diluted shares outstanding in the quarter decreased 5 percent to 564 million.

North American Yogurt Divestitures

General Mills recently announced that it has entered into definitive agreements to sell its North American Yogurt business to Lactalis and Sodiaal, two leading French dairy companies, in cash transactions valued at an aggregate $2.1 billion. Following the completion of the transactions, the U.S. and Canadian businesses will operate independently, with Lactalis acquiring the U.S. business and Sodiaal acquiring the Canadian business. The proposed transactions are expected to close in calendar 2025, subject to receipt of requisite regulatory approvals and other customary closing conditions.

Collectively, the North American Yogurt business contributed approximately $1.5 billion to General Mills’ fiscal 2024 net sales. The combined transactions are anticipated to be approximately 3 percent dilutive to General Mills adjusted diluted EPS in the first 12 months after the close, excluding transaction costs and other one-time impacts, and including the use of after-tax net proceeds for share repurchases.

Fiscal 2025 Outlook

Amid a continued uncertain macroeconomic backdrop for consumers across its core markets, General Mills expects volume trends in its categories will gradually improve in fiscal 2025, though full-year category dollar growth is expected to be below the company’s long-term growth projections. The company expects to accelerate its organic net sales growth by delivering remarkable experiences across its leading food brands, resulting in improved household penetration and stronger market share trends versus the prior year. Its fiscal 2025 plans call for product news and innovation focused on taste, health, convenience, and value, supported with strong brand campaigns and omnichannel visibility. The company expects to generate HMM cost savings of roughly 4 to 5 percent of cost of goods sold, which is expected to exceed its anticipated input cost inflation of 3 to 4 percent of cost of goods sold. Additionally, it expects to reinvest potential margin flexibility back into the business, including plans for a significant increase in brand-building investment in fiscal 2025 to drive improved volume performance.

Based on the above assumptions, the company reaffirmed its full-year fiscal 2025 financial targets²:

•	Organic net sales are expected to range between flat and up 1 percent.

•	Adjusted operating profit is expected to range between down 2 percent and flat in constant currency.

•	Adjusted diluted EPS is expected to range between down 1 percent and up 1 percent in constant currency.

•	Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.

•	These targets do not reflect an impact from the proposed North American Yogurt divestitures. The company expects to incorporate the divestitures into its outlook after the transactions are closed.

² Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, September 18, 2024, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2025 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 25,	Aug. 27,
	2024	2023	% Change
Net sales	$4,848.1	$4,904.7	(1)%
Cost of sales	3,159.3	3,134.2	1%
Selling, general, and administrative expenses	855.1	839.3	2%
Restructuring, impairment, and other exit costs	2.2	1.2	NM

Operating profit	831.5	930.0	(11)%
Benefit plan non-service income	(13.9)	(17.0)	(18)%
Interest, net	123.6	117.0	6%

Earnings before income taxes and after-tax earnings from joint ventures	721.8	830.0	(13)%
Income taxes	157.4	173.2	(9)%
After-tax earnings from joint ventures	19.2	23.5	(18)%

Net earnings, including earnings attributable to noncontrolling interests	583.6	680.3	(14)%
Net earnings attributable to noncontrolling interests	3.7	6.8	(46)%

Net earnings attributable to General Mills	$579.9	$673.5	(14)%

Earnings per share – basic	$1.03	$1.15	(10)%

Earnings per share – diluted	$1.03	$1.14	(10)%

	Quarter Ended
	Aug. 25,	Aug. 27,	Basis Pt
	2024	2023	Change
Comparisons as a % of net sales:
Gross margin	34.8%	36.1%	(130)
Selling, general, and administrative expenses	17.6%	17.1%	50
Operating profit	17.2%	19.0%	(180)
Net earnings attributable to General Mills	12.0%	13.7%	(170)

	Quarter Ended
	Aug. 25,	Aug. 27,	Basis Pt
	2024	2023	Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	35.4%	35.4%	—
Adjusted operating profit	17.8%	18.3%	(50)
Adjusted net earnings attributable to General Mills	12.5%	13.2%	(70)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 25, 2024	Aug. 27, 2023	% Change
Net sales:
North America Retail	$3,016.6	$3,073.0	(2)%
International	717.0	715.8	Flat
North America Pet	576.1	579.9	(1)%
North America Foodservice	536.2	536.0	Flat

Total segment net sales	$4,845.9	$4,904.7	(1)%

Corporate and other	2.2	—	NM

Total net sales	$4,848.1	$4,904.7	(1)%

Operating profit:
North America Retail	$745.7	$798.2	(7)%
International	20.9	50.0	(58)%
North America Pet	119.4	111.2	7%
North America Foodservice	71.5	59.1	21%

Total segment operating profit	$957.5	$1,018.5	(6)%

Unallocated corporate items	123.8	87.3	42%
Restructuring, impairment, and other exit costs	2.2	1.2	NM

Operating profit	$831.5	$930.0	(11)%

	Quarter Ended
	Aug. 25, 2024	Aug. 27, 2023	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	24.7%	26.0%	(130)
International	2.9%	7.0%	(410)
North America Pet	20.7%	19.2%	150
North America Foodservice	13.3%	11.0%	230

Total segment operating profit	19.8%	20.8%	(100)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 25, 2024	Aug. 27, 2023	May 26, 2024
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$468.1	$490.9	$418.0
Receivables	1,843.8	1,791.1	1,696.2
Inventories	1,996.4	2,228.8	1,898.2
Prepaid expenses and other current assets	505.3	596.2	568.5

Total current assets	4,813.6	5,107.0	4,580.9
Land, buildings, and equipment	3,776.3	3,585.2	3,863.9
Goodwill	14,787.7	14,522.0	14,750.7
Other intangible assets	6,982.8	6,965.7	6,979.9
Other assets	1,408.8	1,139.8	1,294.5

Total assets	$31,769.2	$31,319.7	$31,469.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,823.4	$3,705.8	$3,987.8
Current portion of long-term debt	1,640.0	1,174.6	1,614.1
Notes payable	249.1	584.3	11.8
Other current liabilities	1,576.9	1,603.1	1,419.4

Total current liabilities	7,289.4	7,067.8	7,033.1
Long-term debt	11,431.3	10,523.5	11,304.2
Deferred income taxes	2,195.3	2,085.0	2,200.6
Other liabilities	1,326.6	1,128.0	1,283.5

Total liabilities	22,242.6	20,804.3	21,821.4

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,164.6	1,185.7	1,227.0
Retained earnings	21,213.9	20,163.6	20,971.8
Common stock in treasury, at cost, shares of 198.8, 173.4, and 195.5	(10,601.9)	(8,874.3)	(10,357.9)
Accumulated other comprehensive loss	(2,576.5)	(2,288.1)	(2,519.7)

Total stockholders’ equity	9,275.6	10,262.4	9,396.7
Noncontrolling interests	251.0	253.0	251.8

Total equity	9,526.6	10,515.4	9,648.5

Total liabilities and equity	$31,769.2	$31,319.7	$31,469.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 25, 2024	Aug. 27, 2023
Cash Flows - Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$583.6	$680.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	139.6	137.2
After-tax earnings from joint ventures	(19.2)	(23.5)
Distributions of earnings from joint ventures	23.1	15.8
Stock-based compensation	20.3	35.3
Deferred income taxes	16.2	(14.5)
Pension and other postretirement benefit plan contributions	(7.5)	(7.4)
Pension and other postretirement benefit plan costs	(3.2)	(5.3)
Restructuring, impairment, and other exit costs	0.2	2.4
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	(107.6)	(457.4)
Other, net	(21.3)	15.2

Net cash provided by operating activities	624.2	378.1

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(140.3)	(141.7)
Acquisition, net of cash acquired	(7.7)	—
Proceeds from disposal of land, buildings, and equipment	0.6	—
Other, net	(0.6)	6.2

Net cash used by investing activities	(148.0)	(135.5)

Cash Flows - Financing Activities
Change in notes payable	238.0	551.8
Proceeds from common stock issued on exercised options	9.4	4.5
Purchases of common stock for treasury	(300.0)	(500.5)
Dividends paid	(337.8)	(348.5)
Distributions to noncontrolling interest holders	(5.0)	(4.3)
Other, net	(34.0)	(37.2)

Net cash used by financing activities	(429.4)	(334.2)

Effect of exchange rate changes on cash and cash equivalents	3.3	(3.0)

Increase (decrease) in cash and cash equivalents	50.1	(94.6)
Cash and cash equivalents - beginning of year	418.0	585.5

Cash and cash equivalents - end of period	$468.1	$490.9

Cash Flow from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(145.6)	$(104.4)
Inventories	(95.7)	(54.3)
Prepaid expenses and other current assets	59.7	140.9
Accounts payable	(76.4)	(443.8)
Other current liabilities	150.4	4.2

Changes in current assets and liabilities	$(107.6)	$(457.4)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

During the fourth quarter of fiscal 2024, we acquired a pet food business in Europe for a purchase price of $434 million, net of cash acquired. During the first quarter of fiscal 2025, we paid $8 million related to a purchase price holdback after certain closing conditions were met. We financed the transaction with cash on hand. We consolidated the business into our Consolidated Balance Sheets and recorded goodwill of $318 million, an indefinite-lived brand intangible asset of $118 million, and a finite-lived customer relationship asset of $14 million. The goodwill is included in the International segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. We have conducted a preliminary assessment of the fair value of the acquired assets and liabilities of the business and we are continuing our review of these items during the measurement period. If new information is obtained about facts and circumstances that existed at the acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to current estimates of those items. The consolidated results are reported in our International operating segment on a one-month lag beginning in fiscal 2025.

On September 12, 2024, subsequent to the end of the first quarter of fiscal 2025, we entered into definitive agreements to sell our North American Yogurt businesses to affiliates of Group Lactalis S.A. (Lactalis) and Sodiaal International (Sodiaal) for approximately $2 billion. We expect to close these divestitures in calendar year 2025, subject to regulatory approvals and other customary closing conditions.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statement of Earnings as follows:

	Quarter Ended
In Millions	Aug. 25, 2024	Aug. 27, 2023
Restructuring, impairment, and other exit costs	$2.2	$1.2
Cost of sales	0.7	8.6

Total restructuring charges	$2.9	$9.8

Project-related costs classified in cost of sales	$0.1	$0.8

During the first quarter of fiscal 2025, we did not undertake any new restructuring actions. We recorded $3 million of restructuring charges in the first quarter of fiscal 2025 and $10 million of restructuring charges in the first quarter of fiscal 2024 for previously announced restructuring actions. We expect these actions to be completed by the end of fiscal 2026.

(4)

Unallocated corporate expenses totaled $124 million in the first quarter of fiscal 2025, compared to $87 million in the same period in fiscal 2024. In the first quarter of fiscal 2025, we recorded a $29 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $45 million net decrease in expense in the same period last year. Certain compensation and benefits expenses decreased in the first quarter of fiscal 2025 compared to the same period last year. We recorded $1 million of restructuring charges in cost of sales in the first quarter of fiscal 2025, compared to $9 million of restructuring charges in cost of sales in the same period last year. We recorded $3 million of net losses related to valuation adjustments on certain corporate investments in the first quarter of fiscal 2024. In addition, we recorded $2 million of integration costs in the first quarter of fiscal 2025 related to our acquisition of a pet food business in Europe in fiscal 2024.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 25, 2024	Aug. 27, 2023
Net earnings attributable to General Mills	$579.9	$673.5

Average number of common shares – basic EPS	560.5	586.3
Incremental share effect from: (a)
Stock options	1.5	2.8
Restricted stock units and performance share units	1.8	2.3

Average number of common shares – diluted EPS	563.8	591.4

Earnings per share – basic	$1.03	$1.15
Earnings per share – diluted	$1.03	$1.14

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the first quarter of fiscal 2025 was 21.8 percent compared to 20.9 percent for the first quarter of fiscal 2024. The 0.9 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in the first quarter of fiscal 2024, partially offset by favorable earnings mix by jurisdiction in the first quarter of fiscal 2025. Our effective tax rate excluding certain items affecting comparability was 21.9 percent in the first quarter of fiscal 2025, compared to 21.1 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.8 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in the first quarter of fiscal 2024, partially offset by favorable earnings mix by jurisdiction in the first quarter of fiscal 2025.

(7)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors, and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2025 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and the timing of acquisitions and divestitures throughout fiscal 2025. The unavailable information could have a significant impact on our fiscal 2025 GAAP financial results.

For fiscal 2025, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures will have no material impact to net sales growth and restructuring charges to be immaterial.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Restructuring charges and project-related costs

Restructuring charges and project-related costs related to previously announced restructuring actions recorded in fiscal 2025 and fiscal 2024. Please see Note 3.

Acquisition integration costs

Integration costs resulting from the acquisition of a pet food business in Europe recorded in fiscal 2025. Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2024. Please see Note 2.

Investment activity, net

Valuation adjustments of certain corporate investments in fiscal 2025 and fiscal 2024. Please see Note 4.

Product recall

Costs related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Adjusted Operating Profit Growth and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended
	Aug. 25, 2024	Aug. 27, 2023	Change
Operating profit as reported	$831.5	$930.0	(11)%
Mark-to-market effects	28.8	(44.9)
Restructuring charges	2.9	9.8
Acquisition integration costs	1.6	0.2
Investment activity, net	0.4	2.9
Project-related costs	0.1	0.8
Product recall	—	0.2

Adjusted operating profit	$865.3	$899.0	(4)%

Foreign currency exchange impact			Flat

Adjusted operating profit growth, on a constant-currency basis			(4)%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended
Per Share Data	Aug. 25, 2024	Aug. 27, 2023	Change
Diluted earnings per share, as reported	$1.03	$1.14	(10)%
Mark-to-market effects	0.04	(0.06)
Restructuring charges	—	0.01

Adjusted diluted earnings per share	$1.07	$1.09	(2)%

Foreign currency exchange impact			Flat

Adjusted diluted earnings per share growth, on a constant-currency basis			(2)%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Aug. 25, 2024		Aug. 27, 2023
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,688.8	34.8%	$1,770.5	36.1%
Mark-to-market effects	28.8	0.6%	(44.9)	(0.9)%
Restructuring charges	0.7	-%	8.6	0.2%
Project-related costs	0.1	-%	0.8	-%

Adjusted gross margin	$1,718.4	35.4%	$1,734.9	35.4%

Operating profit as reported	$831.5	17.2%	$930.0	19.0%
Mark-to-market effects	28.8	0.6%	(44.9)	(0.9)%
Restructuring charges	2.9	0.1%	9.8	0.2%
Acquisition integration costs	1.6	-%	0.2	-%
Investment activity, net	0.4	-%	2.9	0.1%
Project-related costs	0.1	-%	0.8	-%
Product recall, net	—	-%	0.2	-%

Adjusted operating profit	$865.3	17.8%	$899.0	18.3%

Net earnings attributable to General Mills as reported	$579.9	12.0%	$673.5	13.7%
Mark-to-market effects, net of tax (b)	22.2	0.5%	(34.6)	(0.7)%
Restructuring charges, net of tax (b)	2.2	-%	5.1	0.1%
Acquisition integration costs, net of tax (b)	1.2	-%	0.1	-%
Investment activity, net, net of tax (b)	0.3	-%	1.9	-%
Project-related costs, net of tax (b)	0.1	-%	0.5	-%
CPW restructuring charges	0.1	-%	0.3	-%
Product recall, net, net of tax (b)	—	-%	0.1	-%

Adjusted net earnings attributable to General Mills	$605.9	12.5%	$647.0	13.2%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Aug. 25, 2024
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(7)%	Flat	(6)%
International	(58)%	6 pts	(64)%
North America Pet	7%	Flat	7%
North America Foodservice	21%	Flat	21%

Total segment operating profit	(6)%	Flat	(6)%

Note: Table may not foot due to rounding.

Net Sales Growth Rates for our Canada Operating Unit on a Constant-currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to underlying performance of our Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Aug. 25, 2024	3%	(3	) pts	6%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	Aug. 25, 2024		Aug. 27, 2023
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$721.8	$157.4	$830.0	$173.2
Mark-to-market effects	28.8	6.6	(44.9)	(10.3)
Restructuring charges	2.9	0.7	9.8	4.7
Acquisition integration costs	1.6	0.4	0.2	0.1
Investment activity, net	0.4	0.1	2.9	1.0
Project-related costs	0.1	—	0.8	0.3
Product recall	—	—	0.2	0.1

As adjusted	$755.6	$165.3	$799.1	$169.0

Effective tax rate:
As reported		21.8%		20.9%
As adjusted		21.9%		21.1%

Sum of adjustments to income taxes		$7.8		$(4.3)

Average number of common shares - diluted EPS		563.8		591.4

Impact of income tax adjustments on adjusted diluted EPS		$(0.01)		$0.01

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.